Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-46826) of The Dun & Bradstreet Corporation of our report dated June 9, 2006 relating to the financial statements of the Profit Participation Plan of The Dun & Bradstreet Corporation, which appears in this Form 11-K.

PricewaterhouseCoopers LLP
New York, NY
June 27, 2006